Exhibit B

Draft 9/30/04
                                                (East Bend Generating Station)



                            ASSET TRANSFER AGREEMENT


                                 BY AND BETWEEN


                      THE CINCINNATI GAS & ELECTRIC COMPANY


                                       AND


                     THE UNION LIGHT, HEAT AND POWER COMPANY



                           Dated as of _______________




ARTICLE I.................................................................2
DEFINITIONS...............................................................2

SECTION 1.01.        Definitions..........................................2

ARTICLE II................................................................9
TRANSFER OF ASSETS........................................................9

Section 2.01.        Transfer of Assets...................................9
Section 2.02.        Excluded Assets......................................10
Section 2.03.        Assumed Liabilities..................................12
Section 2.04.        Excluded Liabilities.................................13

ARTICLE III...............................................................14
ASSET TRANSFER; CLOSING...................................................14

Section 3.01.        Asset Transfer.......................................14
Section 3.02.        Inventory; Transaction Costs.........................15
Section 3.03.        Proration........... ................................15
Section 3.04.        Closing..............................................15
Section 3.05.        Closing Deliveries...................................16

ARTICLE IV................................................................17
REPRESENTATIONS AND WARRANTIES............................................17

Section 4.01.        Representations and Warranties of Transferor.........17
Section 4.02.        Representations and Warranties of Transferee.........22

ARTICLE V.................................................................23
COVENANTS.................................................................23

Section 5.01.        Books and Records....................................23
Section 5.02.        Finder's Fees........................................24
Section 5.03.        Tax Matters..........................................24
Section 5.04.        Further Assurances......... .........................24
Section 5.05.        Site Access..........................................25

ARTICLE VI................................................................26
INDEMNIFICATION...........................................................26

Section 6.01.         Survival............................................26
Section 6.02.         Indemnification.....................................26
Section 6.03.        Procedure for Indemnification........................28

ARTICLE VII...............................................................30
MISCELLANEOUS PROVISIONS..................................................30

Section 7.01         Notices..............................................30
Section 7.02.        Waiver...............................................30
Section 7.03.        Entire Agreement; Amendment etc......................31
Section 7.04.        Assignment...........................................31
Section 7.05.        Severability.........................................31
Section 7.06.        Bulk Sales Laws......................................32
Section 7.07.        Governing Law........................................32
Section 7.08.        Counterparts; Facsimile Execution....................32
Section 7.09.        Schedules............................................32
Section 7.10         U.S. Dollars.........................................32
Section 7.11.        Dispute Resolution...................................32

EXHIBITS

Exhibit A                  Form of Deed
Exhibit B                  Form of Bill of Sale
Exhibit C                  Form of Assignment and Assumption Agreement
Exhibit D                  Form of Facilities Operation Agreement
Exhibit E                  Form of PSOA

SCHEDULES

Schedule 2.01(a)        Improvements
Schedule 2.01(b)        Tangible Personal Property
Schedule 2.01(d)        Transferred Contracts
Schedule 2.01(e)        Transferred Permits
Schedule 2.02(a)        Transmission Assets
Schedule 4.01(c)(ii)    Transferor's Required Governmental and Third Party
                        Consents
Schedule 4.01(e)(i)     Real Property
Schedule 4.01(m)        Environmental Permits (see Section I of Schedule
                        4.01(m))
Schedule 4.01(k)        Transferor Contracts
Schedule 4.01(m)        Permits (see Section II of Schedule 4.01(m))
Schedule 4.02(c)(ii)    Transferee's Required Governmental and Third Party
                        Consents



                            ASSET TRANSFER AGREEMENT


         ASSET TRANSFER AGREEMENT (this "Agreement"), dated as of ___________, by and between The Cincinnati Gas & Electric Company, an Ohio corporation ("Transferor"), and The Union Light, Heat and Power Company, a Kentucky corporation ("Transferee" and, together with Transferor, the "Parties" and, individually, a "Party").

                               W I T N E S S E T H

         WHEREAS, Transferor owns an undivided 69% interest, as tenant in common with the Dayton Power & Light Company, in Unit 2 of the East Bend Generating Station ("East Bend Station"), a coal-fired electric generating station with a nameplate rating of 648 megawatts located in Boone Count, Kentucky near the Village of Rabbit Hash, such generating station being comprised of a boiler and steam turbine generator, together with certain other improvements, equipment, assets, properties (both tangible, including real property, and intangible), facilities and rights associated therewith or ancillary thereto;

         WHEREAS, Transferor desires to transfer and assign to Transferee, and Transferee desires to acquire and assume from Transferor, the Transferred Assets (as hereinafter defined) and certain associated liabilities, upon the terms and conditions hereinafter set forth;

         WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Agreement, Transferor and Transferee are executing and delivering two additional asset transfer agreements (the "Related Asset Transfer Agreements"), pursuant to which, and subject to the terms and conditions thereof, Transferor has agreed to transfer and Transferee to acquire, concurrently with the closing of the transactions contemplated herein, the Woodsdale Generating Station, located in Trenton, Ohio, and Unit 6 of the Miami Fort Generating Station, located near North Bend, Ohio, together in each case with certain other assets, properties, facilities and rights associated therewith or ancillary thereto (collectively, together with East Bend Station, the "Plants");

         WHEREAS, Transferor and Transferee intend that the transfer of the Transferred Assets contemplated herein qualify under Section 351 of the Internal Revenue Code of 1986, as amended; and

         WHEREAS, Cinergy Corp., a Delaware corporation, owns directly or indirectly all of the outstanding common stock of Transferor and Transferee.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01.  Definitions.     (a)  As used in this Agreement, the
following terms have the following meanings:

         "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Ancillary Agreements" means the Assignment and Assumption Agreement, the Bill of Sale, the Deed, the Facilities Operation Agreement, the PSOA and any other agreements or instruments entered into between the Parties with respect to the transactions contemplated by this Agreement.

         "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement to be entered into by and between Transferor and Transferee at Closing, in substantially the form attached hereto as Exhibit C.

         "Assumed Liabilities" has the meaning set forth in Section 2.03.

         "Bill of Sale" means that certain Bill of Sale to be executed and delivered at Closing by Transferor to Transferee, in substantially the form attached hereto as Exhibit B.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

         "Closing" has the meaning set forth in Section 3.04.

         "Closing Date" has the meaning set forth in Section 3.04.

         "Closing Inventory" means an amount in dollars equal to Transferor's ownership interest in all Inventories on the Closing Date.

         "Deed" means that certain [Warranty Deed and Assignment of Adjoining Easement and License Interests] to be executed and delivered at Closing by Transferor to Transferee, in substantially the form attached hereto as Exhibit A.

         "Direct Claim" has the meaning set forth in Section 6.03(c).

         "East Bend Station" has the meaning set forth in the recitals to this Agreement.

         "Encumbrance" means any security interest, pledge, mortgage, lien, charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or title retention agreement).

         "Environmental Condition" means the presence or Release to the environment, whether at the Real Property or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Real Property or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

         "Environmental Laws" means all (a) Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, Remediation, abatement, cleanup or handling of Hazardous Substances, (b) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances and (c) Laws relating to the management or use of natural resources.

         "Environmental Liabilities" has the meaning set forth in Section
2.03(b).

         "Environmental Permit" has the meaning set forth in Section 4.01(i).

         "Excluded Assets" has the meaning set forth in Section 2.02.

         "Excluded Liabilities" has the meaning set forth in Section 2.04.

         "Facilities Operation Agreement" means that certain Facilities Operation Agreement to be effective at Closing by and between Transferor and Transferee, in substantially the form attached as Exhibit D.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time, applied on a consistent basis.

         "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

          "Governmental Authority" means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Hazardous Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

         "Improvements" means all buildings, structures, machinery and equipment (including all fuel handling and storage facilities), fixtures, construction in progress, and other improvements, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, located on and affixed to the Real Property.

         "Indemnifiable Loss" has the meaning set forth in Section 6.02(a).

         "Indemnifying Party" has the meaning set forth in Section 6.02(d).

         "Indemnitee" has the meaning set forth in Section 6.02(c).

         "Inventories" means all inventories of fuels, supplies, materials and spare parts of Transferor located on or in transit to the Real Property.

         "Knowledge" means the actual knowledge of the corporate officer or officers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, after reasonable inquiry by each such officer of selected employees of the specified Person whom such officer believes, in good faith, to be the persons generally responsible for the subject matters to which the knowledge is pertinent.

         "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country and any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

         "Liability" means any liability or obligation, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, and whether due or to become due.

         "Material Adverse Effect" means (i) any event, circumstance or condition materially impairing the ability of Transferor to perform its obligations under this Agreement or any Ancillary Agreement, or (ii) any change in or effect on Transferor or the Transferred Assets that is materially adverse to the Transferred Assets, other than (a) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, (b) any change resulting from changes in the international, national, regional or local markets for fuel used at East Bend Station, (c) any change resulting from changes in the North American, national, regional or local electric transmission system, and (d) any change in Law generally applicable to similarly situated Persons.

         "Net Book Value" means an amount in dollars, as reflected in the corresponding line item or items of the balance sheet of Transferor as of the applicable date, equal to (i) total fixed assets net of accumulated depreciation in respect of Transferor's ownership interest in East Bend Station plus (ii) construction work in progress.

         "Off-Site Location" means any real property other than the Real
Property.

         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the limited liability company or operating agreement and certificate of formation of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

         "PSOA" means that certain Purchase, Sales and Operation Agreement to be effective at Closing by and between Transferor and Transferee, in substantially the form attached hereto as Exhibit E.

         "Parent" has the meaning set forth in the first paragraph of this Agreement.

         "Party" has the meaning set forth in the first paragraph of this Agreement.

         "Permits" has the meaning set forth in Section 4.01(m).

         "Permitted Encumbrances" means (i) the respective rights and obligations of the Parties under this Agreement and the Ancillary Agreements;
(ii) all matters that would be disclosed in a current title commitment or title policy or survey for the Real Property; (iii) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iv) carriers', warehousemen's, materialmen's, mechanics', repairman's or other like Encumbrances arising in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (v) zoning, planning, conservation restriction and other land use and environmental regulations by Governmental Authorities; (vi) Encumbrances resulting from legal proceedings being contested in good faith by appropriate proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (vii) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "Prime Rate" means as of any date, the prime rate as published in The Wall Street Journal on such date or, if not published on such date, on the most recent date of publication.

         "Real Property" has the meaning set forth in Section 4.01(e)(i).

         "Real Property Lease" has the meaning set forth in Section 4.01(e)(ii).

         "Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

         "Remediation" means an action of any kind to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Real Property or an Off-Site Location, including the following activities to the extent they relate to, result from or arise out of the presence of a Hazardous Substance at the Real Property or an Off-Site Location:
(a) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (b) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (c) preparing and implementing any plans or studies for any such activity; (d) obtaining a written notice from a Governmental Authority with jurisdiction over the Real Property or an Off-Site Location under Environmental Laws that no material additional work is required by such Governmental Authority; (e) the use, implementation, application, installation, operation or maintenance of removal actions on the Real Property or an Off-Site Location, remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an Off-Site Location, systems for long-term treatment of surface water or groundwater, engineering controls or institutional controls; and (f) any other activities reasonably determined by a Party to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition or a Release of Hazardous Substances or the presence of Hazardous Substances at the Real Property or an Off-Site Location.

         "Representatives" means, with respect to a Party, such respective directors (or parties performing similar functions), officers, employees, representatives, agents and advisors (including accountants, legal counsel, environmental consultants and financial advisors).

         "Tax" means any tax, charge, fee, levy, penalty or other assessment imposed by any federal, state, local or foreign taxing authority, including, but not limited to, any income, gross receipts, excise, property, sales, transfer, use, franchise, payroll, withholding, social security or other tax, including any interest, penalty or addition attributable thereto.

         "Third Party Claim" has the meaning set forth in Section 6.03(a).

         "Transfer Consideration" has the meaning set forth in Section 3.01.

         "Transferee" has the meaning set in the first paragraph of this Agreement.

         "Transferee Indemnitee" has the meaning set forth in Section 6.02(b).

         "Transferee's Required Consents" means Transferee's Required Governmental Consents and Transferee's Required Third-Party Consents.

         "Transferee's Required Governmental Consents" means the consents, approvals, filings and/or notices of, with, from or to Governmental Authorities listed in Section I of Schedule 4.02(c)(ii).

         "Transferee's Required Third-Party Consents" means the consents, approvals, filings and/or notices of, with, from or to Third Parties (other than Governmental Authorities) listed in Section II of Schedule 4.02(c)(ii).

         "Transferred Assets" has the meaning set forth in Section 2.01.

         "Transferor" has the meaning set forth in the first paragraph of this Agreement.

         "Transferor Indemnitee" has the meaning set forth in Section 6.02(a).

         "Transferor's Required Consents" means Transferor's Required Governmental Consents and Transferor's Required Third-Party Consents.

         "Transferor's Required Governmental Consents" means the consents, approvals, filings and/or notices of, with, from or to Governmental Authorities listed in Section I of Schedule 4.01(c)(ii).

         "Transferor's Required Third-Party Consents" means the consents, approvals, filings and/or notices of, with, from or to Third Parties (other than Governmental Authorities) listed in Section II of Schedule 4.01(c)(ii).

         "Transferred Contracts" has the meaning set forth in Section 2.01(d).

         "Transferred Intellectual Property" has the meaning set forth in
Section 2.01(h).

         "Transferred Permits" has the meaning set forth in Section 2.01(e).

         "Transmission Assets" has the meaning set forth in Section 2.02(a).

         (b) Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

                  (i) a reference, without more, to a recital is to the relevant recital to this Agreement, to an Article or Section is to the relevant Article or Section of this Agreement, and to a Schedule or Exhibit is to the relevant Schedule or Exhibit to this Agreement;

                  (ii) words importing any gender shall include other genders;

                  (iii) words importing the singular only shall include the plural and vice versa;

                  (iv) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation;"

                  (v) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                  (vi) reference to any applicable Law means, if applicable, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder,

                  (vii) "or" is used in the inclusive sense of "and/or";

                  (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

                  (ix) the words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

                  (x) references to any party hereto or any other agreement or document shall include such party's successors and permitted assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement.


                                   ARTICLE II

                               TRANSFER OF ASSETS


         Section 2.01. Transfer of Assets. Upon the terms and conditions set forth in this Agreement, at the Closing, Transferor shall transfer, convey, assign and deliver to Transferee, and Transferee shall acquire and assume from Transferor, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Transferor's right, title and interest in, to and under the real and personal property, tangible and intangible, constituting, or used in connection with or ancillary to the ownership or operation of, the East Bend Station, except as otherwise provided in Section 2.02, each as of the Closing Date, including all of Transferor's right, title and interest in, to and under the following assets (collectively, the "Transferred Assets"):

                  (a) the portion of the Real Property that on the date hereof is or has been included in Transferor's rate base (including all buildings and other structures and Improvements located thereon and all appurtenances thereto, including without limitation those certain reserve auxiliary transformers and Improvements identified on Schedule 2.01(a)), which Real Property is more specifically described in Part II of Schedule 4.01(e)(i);

                  (b) the machinery, equipment (including communications equipment), vehicles, furniture and other personal property located on the Real Property, including the items of tangible personal property listed on Schedule 2.01(b), but excluding property used or primarily usable as part of the Transmission Assets or otherwise constituting part of the Excluded Assets;

                  (c) all Inventories;

                  (d) subject to the receipt of any necessary consents and approvals, the contracts or agreements (including any licenses or real or personal property leases, other than any thereof constituting Transferred Permits or Transferred Intellectual Property) listed on Schedule 2.01(d) (the "Transferred Contracts");

                  (e) subject to the receipt of any necessary consents and approvals, the permits, licenses, certificates, certifications, orders and other governmental authorizations listed on Schedule 2.01(e) (the "Transferred Permits");

                  (f) all unexpired, transferable warranties and guarantees from manufacturers, vendors and other third parties with respect to any Improvement or item of real or tangible personal property constituting part of the Transferred Assets;

                  (g) all books, expired purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items (subject to the right of Transferor to retain copies of same for its use), other than such items that are proprietary to third parties and accounting records (to the extent that any of the foregoing is contained in an electronic format, Transferor shall cooperate with Transferee to transfer such items to Transferee in a format that is reasonably acceptable to Transferee); and

                  (h) subject to the receipt of any necessary consents and approvals, any Intellectual Property (the "Transferred Intellectual Property").

         Notwithstanding the foregoing, the transfer of the Transferred Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Transferred Assets unless Transferee expressly assumes that Liability pursuant to Section 2.03.

         Section 2.02. Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, nothing in this Agreement shall constitute or be construed as conferring on Transferee, and Transferee is not acquiring, any right, title or interest in and to (x) any properties, assets, business, operation, or division of Transferor or any of its Affiliates (other than Transferee) not expressly set forth in Section 2.01, or
(y) the following specific assets of Transferor (or as to which Transferor has an undivided ownership interest therein, as tenant in common) that are associated with the Transferred Assets, but which are specifically excluded from the tranfer contemplated hereunder, are excluded from the Transferred Assets and shall remain the property of Transferor after the Closing (collectively, the "Excluded Assets"):

                  (a) the electrical transmission or distribution facilities (as distinguished from generation facilities) located at or forming part of East Bend Station (whether or not regarded as a "transmission" or "generation" asset for regulatory or accounting purposes), including all switchyard facilities, substation facilities and support equipment, as well as all permits, contracts and warranties related thereto (other than any distribution assets expressly identified on Schedule 2.01(a) or (b)), including those certain assets facilities and agreements specifically identified on Schedule 2.02(a) (the "Transmission Assets"); provided, further, that without limitation of the foregoing, Transferor is not transferring to Transferee any of Transferor's right, title and interest in and to any generation step-up transformers or any other equipment or facilities connected or appurtenant to East Bend Station classified as "Station Equipment" under Account No. 353 of the Federal Energy Regulatory Commission's Uniform System of Accounts Prescribed for Public Utilities and Licensees Subject to Provisions of the Federal Power Act, 18 C.F.R. ss. 101;

                  (b) all real property associated with East Bend Station, other than the interests therein to be conveyed by the Deed;

                  (c) all cash, cash equivalents, bank deposits, accounts and notes receivables (trade or otherwise), prepaid expenses relating to the Transferred Assets and any income, sales, payroll or other Tax receivables;

                  (d) all minute books, stock transfer books, corporate seals and other corporate records;

                  (e) any refund, credit, penalty, payment, adjustment or reconciliation (i) related to Taxes paid prior to the Closing Date in respect of the Transferred Assets, whether such refund, credit, penalty, payment, adjustment or reconciliation is received as a payment or, subject to Section 3.03, as a credit against future Taxes payable, or (ii) arising under any Transferred Contract and relating to a period before the Closing Date (including any payment received after the Closing Date for electricity sold and delivered from East Bend Station prior to the Closing Date);

                  (f) the rights of Transferor in, to and under all contracts, agreements, arrangements, permits or licenses of any nature, of which the obligations of Transferor thereunder are not expressly assumed by Transferee pursuant to Section 2.03;

                  (g) any insurance policies;

                  (h) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities;

                  (i) all tariffs, agreements and arrangements to which Transferor is a party for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services involving the Transferred Assets or otherwise;

                  (j) all personnel records together with all deferred compensation, profit-sharing, retirement and pension plans and all bonus, fringe benefit and other employee benefit plans maintained or with respect to which contributions are made by Transferor or any of its Affiliates (other than Transferee) in respect of the current employees of Transferor or any of its Affiliates (other than Transferee) providing services for or otherwise associated with the Transferred Assets;

                  (k) except in respect of Assumed Liabilities, the rights of Transferor in and to any causes of action against third parties relating to the Transferred Assets or any part thereof, including any claim for refunds (other than those Tax refunds that are covered by Section 2.02(d) above), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as a payment or credit against future liabilities, relating specifically to East Bend Station and relating to any period ending on or prior to the Closing Date;

                  (l) all other assets and properties owned by Transferor or any of its Affiliates (other than Transferee) that are not used in the operation of East Bend Station; and

                  (m) the rights of Transferor under this Agreement and the Ancillary Agreements.

         Section 2.03. Assumed Liabilities. On the Closing Date, Transferor and Transferee shall execute and deliver the Assignment and Assumption Agreement, pursuant to which, among other things, Transferee shall assume and agree to perform and discharge, without recourse to Transferor, the following Liabilities of Transferor, solely to the extent such Liabilities accrue or arise from and after the Closing and would otherwise constitute Liabilities (in whole or in part) of Transferor (as opposed to any other joint owner of East Bend Station), other than Excluded Liabilities (as defined below), in accordance with the respective terms and subject to the respective conditions thereof (collectively, the "Assumed Liabilities"):

                  (a) All Liabilities of Transferor under the Transferred Contracts, Transferred Permits and Transferred Intellectual Property, in each case in accordance with the terms thereof, except to the extent that such Liabilities, but for a breach or default by Transferor, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice would constitute a default by Transferor;

                  (b) all Liabilities with respect to East Bend Station arising under or relating to Environmental Laws or relating to any claim in respect of Environmental Conditions or Hazardous Substances, including settlements, judgments, costs and expenses, including reasonable attorneys fees, whether based on common law or Environmental Laws (collectively, "Environmental Liabilities"), but in each case solely to the extent accruing or arising from and after the Closing Date, with respect to (i) any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Transferred Assets, including any fines or penalties that arise in connection with the ownership, lease, maintenance or operation of the Transferred Assets, and the costs associated with correcting any such violations; (ii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, adjacent to or migrating from the Transferred Assets, including any Environmental Condition or Hazardous Substances contained in building materials at or adjacent to the Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or near the Transferred Assets; (iii) any Remediation of any Environmental Condition or Hazardous Substances that are present or have been Released at, on, in, under, adjacent to or migrating from, the Transferred Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Transferred Assets; (iv) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Transferred Assets; (v) any Remediation of any Environmental Condition or Release of Hazardous Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Hazardous Substances generated in connection with the ownership, lease, maintenance or operation of the Transferred Assets; and (vi) any obligation to repower, replace, decommission, deactivate, dismantle, demolish or close the Transferred Assets or any portion thereof, or any surface impoundments or other waste or effluent handling or storage units on owned or leased adjacent properties used in connection with the operation of the Transferred Assets;

                  (c) all liabilities or obligations to third parties for personal injury or tort, or similar causes of action arising solely out of the ownership, lease, maintenance or operation of the Transferred Assets (collectively, "Tort Liabilities"), but in each case solely to the extent accruing or arising from and after the Closing Date; and

                  (d) any Tax that may be imposed by any federal, state or local government on the ownership, sale, operation or use of the Transferred Assets on or after the Closing Date, except for any income Taxes attributable to income received by Transferor.

         Section 2.04. Excluded Liabilities. Except for the Assumed Liabilities, Transferee shall not assume by virtue of this Agreement, the Assignment and Assumption Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for, any Liabilities of Transferor (the "Excluded Liabilities"), including any of the following Liabilities:

                  (a) any Liabilities of Transferor in respect of any Excluded Assets or other assets of Transferor that are not Transferred Assets, except to the extent caused by the acts or omissions of Transferee or Transferee's ownership, lease, maintenance or operation of the Transferred Assets;

                  (b) any Liabilities in respect of Taxes attributable to the Transferred Assets for taxable periods ending before the Closing Date;

                  (c) any Liabilities of Transferor (i) arising from the breach or default by Transferor, prior to the Closing Date, of any Transferred Contract, Transferred Permit or Transferred Intellectual Property or (ii) in respect of any other contract, agreement, personal property lease, permit, license or other arrangement or instrument entered into by Transferor;

                  (d) subject to Section 3.03, any payment obligations of Transferor or its Affiliates (other than Transferee) for goods delivered or services rendered prior to the Closing Date;

                  (e) any fines and penalties imposed by any Governmental Authority resulting from any act or omission by Transferor that occurred prior to the Closing Date;

                  (f) any income Taxes attributable to income received by Transferor;

                  (g) any Liability of Transferor arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Transferor of the transactions contemplated hereby or thereby;

(h) any Liability of Transferor based on Transferor's acts or omissions after the Closing; and

                  (i) any and all Environmental Liabilities and Tort Liabilities accruing, arising, existing or occurring prior to the Closing Date.



                                   ARTICLE III

                             ASSET TRANSFER; CLOSING


         Section 3.01. Asset Transfer. Transferor shall transfer the Transferred Assets to Transferee at Net Book Value on the Closing Date ("Transfer Consideration"). The Parties agree and acknowledge that in consideration therefor Transferee will issue a combination of debt and equity of Transferee to Transferor, in such relative proportions as Transferor and Transferee shall mutually agree.

         Section 3.02. Inventory; Transaction Costs. At Closing, Transferee shall also compensate Transferor for the Closing Inventory, at cost. Further, Transferee shall reimburse Transferor for all transaction costs incurred by Transferor or any of its affiliates in connection with the transactions contemplated by this Agreement.

         Section 3.03. Proration. (a) Transferee and Transferor agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Transferred Assets shall be prorated as of the Closing Date, with Transferor liable to the extent such items relate to any time period through the Closing Date, and Transferee liable to the extent such items relate to periods subsequent to the Closing Date:

                  (i) personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Transferred Assets;

                  (ii) rent, Taxes and other items payable by or to Transferor under any of the Transferor Agreements to be assigned to and assumed by the Transferee hereunder;

                  (iii) any permit, license or registration fees with respect to any Environmental Permit or other Permit; and

                  (iv) sewer rents and charges for water, telephone, electricity and other utilities.

         (b) In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Transferor or the Transferee made within 60 days of the date that the actual amounts become available. Transferor and Transferee agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.03.

         Section 3.04. Closing. The transfer, assignment, conveyance and delivery of the Transferred Assets, and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at the offices of Cinergy Corp., 139 East Fourth Street, Cincinnati Ohio 45201 at 10:00 a.m. eastern standard time (or another mutually acceptable time and location), on the date of execution and delivery of this Agreement by each of the Parties (or on such other date as may be mutually agreed upon by the Parties) (the "Closing Date"). The Closing shall be effective for all purposes as of the close of business on the Closing Date.


         Section 3.05. Closing Deliveries.   (a)  At the Closing, Transferor
will deliver, or cause to be delivered, to Transferee:

                (i) the Deed, duly executed and acknowledged by Transferor and in recordable form;

                (ii) the Bill of Sale, duly executed by Transferor;

                (iii) the Assignment and Assumption Agreement, duly executed by Transferor;

                (iv) the Facilities Operation Agreement, duly executed by Transferor;

                (v) the PSOA, duly executed by Transferor;

                (vi) copies of all Transferor's Required Consents obtained by Transferor; and

                (vii) such other documents as are contemplated by this Agreement or as the Transferee may reasonably request to carry out the purposes of this Agreement.

         (b) At the Closing, Transferee will provide the Transfer Consideration as well as reimbursement or compensation for the Closing Inventory and transaction costs. In addition, Transferee will deliver, or cause to be delivered, to Transferor:

                (i) the Assignment and Assumption Agreement, duly executed by Transferee;

                (ii) the Facilities Operation Agreement, duly executed by Transferee;

                (iii) the PSOA, duly executed by Transferee;

                (iv) copies of all Transferee's Required Consents obtained by Transferee; and

                (v) such other documents as are contemplated by this Agreement or as the Transferor may reasonably request to carry out the purposes of this Agreement.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


         Section 4.01. Representations and Warranties of Transferor. Transferor represents and warrants to Transferee as follows:

         (a) Organization and Good Standing; Qualification. Transferor is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. Transferor has all requisite power and authority to own, lease or operate the Transferred Assets and to carry on its business as it is now being conducted. Transferor is duly qualified or licensed to do business as a foreign corporation and is in good standing as a foreign corporation in each jurisdiction in which the character or location of the properties owned or used by it or the nature of the business conducted by it makes such qualification or license necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (b) Authority and Enforceability. Transferor has full corporate power and authority to execute and deliver, and carry out its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Transferor. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Transferee, and subject to the receipt of Transferor's Required Consents, each of this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

         (c) No Violation; Consents and Approvals. (i) Subject to obtaining Transferor's Required Consents, neither the execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, nor the consummation by Transferor of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Transferor; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferor is a party or by which it or any of the Transferred Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (C) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferor, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (ii) Except as set forth in Section I of Schedule 4.01(c)(ii) (listing each of Transferor's Required Governmental Consents) or Section II thereof (listing each of Transferor's Required Third-Party Consents), no consent or approval of, filing with, or notice to, any Governmental Authority or other Person is necessary for the execution, delivery and performance of this Agreement by Transferor or of any Ancillary Agreement to which Transferor is a party, or the consummation by Transferor of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (d) Insurance. All material policies of fire, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Transferor and insuring the Transferred Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

         (e) Real Property. (i) Schedule 4.01(e)(i) sets forth in Part I thereof all real property owned (whether on a tenancy in common basis or otherwise), used or occupied by Transferor and constituting part of or otherwise associated with East Bend Station (the "Real Property"), including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which Transferor has Knowledge) granted on or appurtenant to or otherwise affecting such Real Property.

         (ii) There are [no material Real Property leases (the "Real Property Leases")] relating to the Transferred Assets under which the Transferor is a lessee, lessor or under which Transferor has any interest.

         (f) Conveyance of Real Property. No state, municipal, or other governmental approval regarding the division, platting, or mapping of real estate is required as a prerequisite to the conveyance by Transferor to Transferee (or as a prerequisite to the recording of any conveyance document) of any Real Property pursuant to the terms hereof.

         (g) Improvements. Neither Transferor nor any Affiliate thereof has received any written notices from any Governmental Authority stating or alleging that any Improvements constituting part of the Transferred Assets have not been constructed in compliance with applicable Laws.

         (h) Title; Condition of Assets. (i) Subject to Permitted Encumbrances, Transferor is the holder of record title to the Real Property and has good and valid title to the other Transferred Assets that it purports to own, free and clear of all Encumbrances.

         (ii) The tangible assets (real and personal) at, related to, or used in connection with East Bend Station, taken as a whole, (A) are in good operating and usable condition and repair, free from any defects (except for ordinary wear and tear, in light of their respective ages and historical usages, and except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation and maintenance of the Transferred Assets taken as a whole) and (B) have been maintained consistent with Good Utility Practice.

         (i) Environmental Matters. (i) Transferor or its Affiliate, Cinergy Power Generation Services, LLC, a Delaware limited liability company ("GGPS"), holds, and is in compliance with, all permits, certificates, certifications, licenses and other authorizations issued by Governmental Authorities under Environmental Laws (collectively, "Environmental Permits") that are required for Transferor to conduct the business and operations of the Transferred Assets, and Transferor is otherwise in compliance with all applicable Environmental Laws with respect to the business and operations of the Transferred Assets, except for any such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

         (ii) Transferor has not received any written request for information, or been notified of any violation, or that it is a potentially responsible party, under CERCLA or any other Environmental Law for contamination or air emissions at East Bend Station or the Real Property, except for any such requests or notices that would result in liabilities under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws or against Transferor or Parent concerning contamination or air emissions at East Bend Station or the Real Property; and

         (iii) there are no outstanding judgments, decrees or judicial orders relating to the Transferred Assets regarding compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Purchase Assets, except for such outstanding judgments, decrees or judicial orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (iv) Section I of Schedule 4.01(m) lists all Environmental Permits.

         The representations and warranties made in this Section 4.01(i) are the exclusive representations and warranties of Transferor relating to environmental matters.

         (j) Condemnation. There are no pending or, to the Knowledge of Transferor, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Transferred Assets.

         (k) Contracts and Leases. (i) Schedule 4.01(k) lists all written contracts, agreements, licenses (other than Environmental Permits, Permits or Intellectual Property) or personal property leases of Transferor that are material to the business or operations of the Transferred Assets, other than any such agreements, licenses, or personal property leases that are expected to expire or terminate on or prior to the Closing Date.

         (ii) Except as disclosed in Schedule 4.01(k), each Transferred Contract
(A) constitutes a legal, valid and binding obligation of Transferor and, to Transferor's Knowledge, constitutes a valid and binding obligation of the other parties thereto, (B) is in full force and effect and Transferor has not delivered or received any written notice of termination thereunder, and (C) may be transferred to Transferee pursuant to this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

         (iii) Except as set forth in Schedule 4.01(k), there is not under any Transferred Contract any default or event which, with notice or lapse of time or both, (A) would constitute a default by Transferor or, to Transferor's Knowledge, any other party thereto, (B) would constitute a default by Transferor or, to Transferor's Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or
(C) would cause the acceleration of any of Transferor's obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor or any other party to any Transferred Contract before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Transferred Contract or the subject matter thereof. Transferor has no Knowledge of any defense, offset or counterclaim arising under any Transferred Contract.

         (l) Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Transferor, threatened against Transferor before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Transferor is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         (m) Permits. (i) Transferor has all permits, licenses, franchises and other governmental authorizations, consents and approvals (other than Environmental Permits, which are addressed in Section 4.01(i)) (collectively, "Permits") necessary to own and operate the Transferred Assets, except where any failures to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Transferor has not received any written notification that Transferor is in violation, nor does Transferor have Knowledge of any violations, of any such Permits, or any Law or judgment of any Government Authority applicable to Transferor with respect to the Transferred Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (ii) Section II of Schedule 4.01(m) lists all material Permits (other than Environmental Permits).

         (n) Taxes. Transferor has filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Transferred Assets, and Transferor has paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where any failures to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Encumbrances for Taxes on the Transferred Assets that are not Permitted Encumbrances.

         (o) Intellectual Property. Transferor has such ownership of or such rights by license or other agreement to use all Intellectual Property necessary to permit Transferor to conduct its business with respect to the Transferred Assets as currently conducted, except where any failures to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Transferor is not, nor has Transferor received any notice that Transferor is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Intellectual Property, and there are no material restrictions on the transfer of any material contract, or any interest therein, held by Transferor in respect of such Intellectual Property. Transferor has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Transferred Assets.

         (p) Compliance with Laws. Transferor is in compliance with all applicable Laws with respect to the ownership or operation of the Transferred Assets, except where any such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (q) Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY AGREEMENT, TRANSFEROR IS NOT MAKING, AND HEREBY DISCLAIMS, ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING TRANSFEROR, EAST BEND STATION OR THE TRANSFERRED ASSETS OR ANY PART THEREOF.

         Section 4.02. Representations and Warranties of Transferee. Transferee represents and warrants to Transferor as follows:

         (a) Organization and Good Standing. Transferee is a corporation duly formed, validly existing and in good standing under the laws of the State of Kentucky and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.

         (b) Authority and Enforceability. Transferee has full corporate power and authority to execute and deliver and carry out its obligations under this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Transferee of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action by Transferee. Assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Agreement by the other party or parties thereto, and subject to the receipt of Transferee's Required Consents, each of this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

         (c) No Violation; Consents and Approvals. (i) Subject to obtaining Transferee's Required Consents, neither the execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party, nor the consummation by Transferee of the transactions contemplated hereby and thereby, will (A) conflict with or result in any breach of any provision of the Organizational Documents of Transferee; (B) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferee is a party or by which any of their respective material properties or assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements; or (C) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferee, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

         (ii) Except as set forth in Section I of Schedule 4.02(c)(ii) (listing each of Transferee's Required Governmental Consents) or Section II thereof (listing each of Transferee's Required Third-Party Consents), no consent or approval of, filing with, or notice to, any Governmental Authority or other Person is necessary for the execution and delivery of this Agreement or any Ancillary Agreement by Transferee, or the consummation by Transferee or Company of the transactions contemplated hereby and thereby, except for any such consents, approvals, filings or notices which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

         (d) Legal Proceedings. There are no actions or proceedings pending or, to the Knowledge of Transferee, threatened against Transferee before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements. Transferee is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.


                                    ARTICLE V

                                    COVENANTS

         Section 5.01. Books and Records. For a period of 7 years after the Closing Date (or such other date as the Parties may mutually determine), each Party and its Representatives shall have reasonable access to all books and records of the Transferred Assets, to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters affected by the operation of the Transferred Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 5.01. If the Party in possession of such books and records desires to dispose of any such books and records upon or prior to the expiration of such seven-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's expense, to segregate and remove such books and records as such other Party may select.

         Section 5.02. Finder's Fees. Transferor, on the one hand, and Transferee, on the other hand, represent and warrant to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation. Transferor, on the one hand, and Transferee, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the indemnifying party.

         Section 5.03. Tax Matters. All transfer, use, stamp, sales and similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of Transferor and, to the extent paid by Transferee, Transferor shall promptly reimburse Transferee upon request.

         Section 5.04. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Transferor, on the one hand, and Transferee, on the other hand, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transfer of the Transferred Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using commercially reasonable efforts with a view to obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Transferred Permits to Transferee. Neither Transferor, on the one hand, nor Transferee, on the other hand, shall, without prior written consent of the other, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

         (b) In the event that any portion of the Transferred Assets shall not have been conveyed to Transferee at the Closing, Transferor shall, subject to paragraphs (c) and (d) immediately below, convey such asset to Transferee as promptly as practicable after the Closing.

         (c) To the extent, if any, that Transferor's rights under any Transferred Contract may not be assigned without the consent of any other party thereto, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. Transferor and Transferee agree that if any consent to an assignment of any Transferred Contract has not been obtained at the Closing Date, or if any attempted assignment would be ineffective or would impair Transferee's rights and obligations under the Transferred Contract in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor, at its option and to the maximum extent permitted by law and such Transferred Contract, shall, after the Closing Date, (i) appoint Transferee to be Transferor's agent with respect to such Transferred Contract or (ii) to the maximum extent permitted by law and such Transferred Contract, enter into such reasonable arrangements with Transferee or take such other commercially reasonable actions to provide Transferee with the same or substantially similar rights and obligations of such Transferred Contract. From and after the Closing Date, Transferor and Transferee shall cooperate and use commercially reasonable efforts to obtain an assignment to Transferee of any such Transferred Contract.

         (d) To the extent that Transferor's rights under any warranty or guaranty described in Section 2.01(f) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful. The Parties agree that if any consent to an assignment of any such warranty or guaranty has not been obtained or if any attempted assignment would be ineffective or would impair Transferee's rights and obligations under the warranty or guaranty in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor shall use commercially reasonable efforts to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Transferee to the maximum extent possible so as to provide Transferee with the benefits and obligations of such warranty or guaranty. Notwithstanding the foregoing, Transferor shall not be obligated to bring or file suit against any third party, provided that if Transferor determines not to bring or file suit after being requested by Transferee to do so, Transferor shall assign, to the extent permitted by law or any applicable agreement, its rights in respect of the claims so that Transferee may bring or file such suit.

         Section 5.05. Site Access. The Parties acknowledge and agree that pursuant to the transactions contemplated hereby, and in light of the ongoing business operations and imperatives of Transferor, Transferor is not conveying to Transferee all of Transferor's ownership interest in the Real Property (and further that such portion of the Real Property being conveyed by Transferor pursuant to the Deed is subject to the terms and conditions set forth therein, including any reservations or restrictions in favor of Transferor), but rather solely that portion of the Real Property anticipated to be necessary or appropriate for Transferee's full enjoyment of its ownership interest in East Bend Station as presently configured for the expected useful life thereof. The foregoing notwithstanding, and in addition to the rights granted with respect thereto under the Deed, the Parties confirm that each may have legitimate needs for rights of access and use, from time to time after the Closing, on reasonable terms and conditions, with respect to real estate owned by the other constituting part of or otherwise associated with East Bend Station, and the Parties agree to cooperate with each other in good faith to accommodate such legitimate needs (taking into account rights of any other owners of East Bend Station), including, without limitation, developing written protocols and if necessary or appropriate legal instruments embodying the terms and conditions of such mutual accommodation in respect of access and use.


                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.01. Survival. (a) The representations and warranties of the Parties contained herein shall survive the Closing for a period of one year and thereafter shall be of no further force and effect, except that (i) the representations and warranties set forth in Section 4.01(i) shall survive the Closing for a period of three years, (ii) the representations and warranties set forth in Section 4.01(n) shall survive the Closing for the period of the applicable statute of limitations, (iii) the representations and warranties set forth in Section 4.01(a), (b) and (c) and Section 4.02(a), (b) and (c) shall survive indefinitely, and (iv) any representation or warranty as to which a claim has been asserted during the survival period shall continue in effect with respect to such claim until such claim has been finally resolved or settled.

         (b) The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

         Section 6.02. Indemnification. (a) From and after the Closing, Transferee shall indemnify, defend and hold harmless Transferor and its Representatives (each, a "Transferor Indemnitee") from and against any and all claims, demands, suits, losses, liabilities, penalties, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "Indemnifiable Loss") asserted against or suffered by any Transferor Indemnitee relating to, resulting from or arising out of (i) any breach by Transferee of any representation, warranty, covenant or agreement of Transferee contained in this Agreement or the Ancillary Agreements, or (ii) the Assumed Liabilities.

         (b) From and after the Closing, Transferor shall indemnify, defend and hold harmless Transferee and its Representatives (each, a "Transferee Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by any Transferee Indemnitee relating to, resulting from or arising out of (i) any breach by Parent or Transferor of any of their representations, warranties, covenants or agreements contained in this Agreement or the Ancillary Agreements, (ii) the Excluded Liabilities, or (iii) noncompliance with any bulk sales or transfer laws as provided in Section 7.06.

         (c) The amount of any Indemnifiable Loss shall be reduced (i) to the extent that any Person entitled to receive indemnification under this Agreement (an "Idemnitee") receives any insurance proceeds with respect to such Indemnifiable Loss, and (ii) to take into account any net Tax benefit realized by the Indemnitee arising from the recognition of such Indemnifiable Loss (but only to the extent that the Parties, following good faith negotiations for a period of 30 days, jointly agree that such Tax benefit would be realized by the Indemnitee).

         (d) The expiration or termination of any covenant, agreement, representation or warranty shall not affect the Parties' obligations under this
Section 6.02 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

         (e) Subject to Section 7.10 and subparagraph (f) immediately below, the rights and remedies of the Parties under this Article VI are exclusive and in lieu of any and all other rights and remedies which the Parties may have under this Agreement or otherwise in respect of any breach of or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement, after the occurrence of the Closing.

         (f) Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 6.02. Notwithstanding any provisions in this Agreement to the contrary, each Party retains its remedies at law or in equity with respect to willful, knowing or intentional misrepresentations or breaches of this Agreement.

         (g) Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement or any amount in excess of the actual compensatory damages, court costs and reasonable attorney's fees suffered by such party. The Parties waive any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 6.02(g) shall not apply to indemnification for a Third Party Claim.

         (h) An Indemnitee shall use commercially reasonable efforts to mitigate all Indemnifiable Losses, including availing itself of any defenses, limitations, rights of contribution, claims against third parties and other rights at law or equity. Commercially reasonable efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any losses or expenses for which indemnification would otherwise be due hereunder, and, in addition to its other obligations hereunder, the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking such mitigation.

         (i) The rights and obligations of indemnification under this Section
6.02 shall not be limited or subject to set-off based on any violation or alleged violation of any obligation under this Agreement or otherwise, including but not limited to breach or alleged breach by the Indemnitee of any representation, warranty, covenant or agreement contained in this Agreement.

         Section 6.03. Procedure for Indemnification. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a Party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than 20 days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

         (b) If, within 20 days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 6.03(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within 20 days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs or expenses paid or incurred by Indemnitee up to the date of said notice.

         (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than 30 days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of 30 days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty 30 day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

         (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the Prime Rate) shall promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party, to the extent of such indemnity payment, shall be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against such third party on account of said indemnity payment are hereby made subordinate in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 6.03(d) shall require any Party hereto to obtain or maintain any insurance coverage.

         (e) A failure to give timely notice as provided in this Section 6.03 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually and materially prejudiced as a result of such failure.


                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.01 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day when delivered personally or by e-mail (with confirmation) or facsimile transmission (with confirmation), (ii) on the next business day when delivered to a nationally recognized overnight delivery service, or (iii) 5 business days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or to such other addresses and e-mail and facsimile numbers for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or e-mail or facsimile number shall be effective only upon receipt thereof):

                           If to Transferor, to:

                             The Cincinnati Gas & Electric Company
                             139 East Fourth Street
                             Cincinnati, OH 45202
                             Attn: President
                             Facsimile No.: 513-287-1592

                           If to Transferee, to:

                             The Union Light, Heat and Power Company
                             139 East Fourth Street
                             Cincinnati, OH 45202
                             Attn: President
                            Facsimile No: 513-287-4370


         Section 7.02. Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.


         Section 7.03. Entire Agreement; Amendment etc.
                  (a) This Agreement and the Ancillary Agreements, including the Schedules, Exhibits, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties, whether written or oral, with respect to the transactions contemplated hereby.

         (b) This Agreement may not be amended, supplemented, terminated or otherwise modified except by a written agreement executed by Transferor, Parent and Transferee.

         (c) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         Section 7.04. Assignment. This Agreement and all the of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by, on the one hand, Transferor, and on the other hand, Transferee, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void. Notwithstanding the foregoing, Transferor or Transferee may assign or otherwise transfer its rights hereunder and under any Ancillary Agreement to any bank, financial institution or other lender providing financing to Transferor or Transferee, as applicable, as collateral security for such financing; provided, however, that no such assignment shall (x) impair or materially delay the consummation of the transactions contemplated hereby or (y) relieve or discharge Transferor or Transferee, as the case may be, from any of its obligations hereunder and thereunder.

         Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         Section 7.06. Bulk Sales Laws. Transferee hereby acknowledges that, notwithstanding anything in this Agreement to the contrary, Transferor will not comply with the provisions of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement; and Transferee hereby irrevocably waives compliance by Transferor with the provisions of the bulk sales laws of all applicable jurisdictions.

         Section 7.07. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to choice of law principles thereof.

         Section 7.08. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature(s).

         Section 7.09. Schedules. The Schedules to this Agreement are intended to be and hereby are specifically made a part of this Agreement.

         Section 7.10 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

         Section 7.11. Dispute Resolution. (a) If a dispute arises between the Parties relating to this Agreement, the Parties agree to use the following alternative dispute resolution ("ADR") procedures prior to any Party pursuing other available remedies:

                  (i) A meeting shall be held promptly between the Parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

                  (ii) If, within 30 days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either Party (the "Neutral") to act as a mediator. If the Parties are unable to agree on the Neutral within 20 days, they shall seek assistance in such regard from the CPR Institute for Dispute Resolution, Inc. ("CPR"). The Parties shall share the fees of the Neutral and all other common fees and expenses equally.

                  (iii) The mediation may proceed in accordance with CPR's Model Procedure for Mediation of Business Disputes, or the Parties may establish their own procedure.

                  (iv) The Parties shall pursue mediation in good faith and in a timely manner. In the event the mediation does not result in resolution of the dispute within 60 days, then, upon 7 days" written notice to the other Party, either Party may propose another form of ADR (e.g., arbitration, a mini-trial, or a summary jury trial) or may pursue other available remedies.

         (b) All ADR proceedings shall be strictly confidential and used solely for the purposes of settlement. Any materials prepared by one Party for the ADR proceedings shall not be used as evidence by the other Party in any subsequent litigation; provided, however, that the underlying facts supporting such materials may be subject to discovery.

         (c) Each Party fully understands its specific obligations under the ADR provisions of this Agreement. Neither Party considers such obligations to be vague or in any way unenforceable, and neither Party will contend to the contrary at any future time or in any future proceeding.

         IN WITNESS WHEREOF, each of the Parties has caused this Asset Tranfer Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                      THE CINCINNATI GAS & ELECTRIC COMPANY



                  By: ________________________________________





                     THE UNION LIGHT HEAT AND POWER COMPANY



                 By: __________________________________________